EXHIBIT 99.1

Warren Resources Announces First Quarter 2011 Results

NEW YORK, May 4, 2011 (GLOBE NEWSWIRE) -- Warren Resources, Inc. (Nasdaq:WRES) today reported its first quarter 2011 financial and operating results. Warren reported a net loss of $0.6 million, or ($0.01) per basic and diluted share (including a loss on derivative financial instruments of $5.8 million), compared to a net income of $7.2 million, or $0.10 per basic and diluted share, for the first quarter of 2010 (including a gain on derivative financial instruments of $1.9 million).

First Quarter of 2011 Results

Warren's oil and gas revenues increased 7% to $23.2 million for the first quarter of 2011 compared to $21.6 million in the first quarter of 2010. This increase primarily resulted from higher realized sales prices for oil in the first quarter of 2011 compared to the first quarter of 2010.

Warren's total oil and natural gas production for the quarter ended March 31, 2011 increased 1% to 406,000 barrels of oil equivalent ("BOE") compared to 401,000 BOE in the first quarter of 2010. In the first quarter of 2011, Warren produced 210,000 net barrels of oil and 1.2 billion cubic feet ("Bcf") of natural gas compared to 223,000 net barrels of oil and 1.1 Bcf of natural gas in the first quarter of 2010. As mentioned in our earlier guidance, California oil production was lower as a result of certain wells being temporarily shut-in pending California Division of Oil, Gas and Geothermal Resources ("DOGGR") approvals of the Company's water injection well permits.

The average realized price per barrel of oil was $87.33 for the first quarter of 2011 compared to $70.52 for the first quarter of 2010. Additionally, the average realized price per thousand cubic feet ("Mcf") of natural gas was $4.15 for the first quarter of 2011 compared to $5.50 for the first quarter of 2010. These realized commodity prices exclude the cash effect of derivative activities. The net loss on derivative financial instruments was $5.8 million during the three months ended March 31, 2011, which was comprised of a $1.8 million realized loss on oil and gas commodity price derivatives and a $3.9 million unrealized mark-to-market, non-cash loss on oil and gas commodity price derivatives.

Total operating expenses increased 13% to $17.4 million during the first quarter of 2011 compared to $15.5 million during the first quarter of 2010. Lease operating expenses and taxes ("LOE") increased by 7% to $7.7 million or $19.07 per BOE in the first quarter of 2011 compared to $7.2 million during the same period in 2010. This was primarily attributable to increased property taxes in California, which resulted from higher valuations due to higher oil prices.

Depreciation, depletion and amortization expenses were $6.1 million for the three months ended March 31, 2011, or $15.11 per BOE, which represents a 28% increase over the same period in 2010.

General and administrative ("G&A") expenses increased by 3% to $3.6 million for the first quarter of 2011 compared to $3.5 million for the first quarter of 2010. This increase was due primarily to an incentive compensation accrual of $0.6 million for the three months ended March 31, 2011 and was partially offset by a decrease in stock option expense.

Total cash flow from operating activities decreased to $7.7 million in the first quarter of 2011 compared to $8.0 million in the first quarter of 2010. This decrease primarily resulted from the negative effect of financial derivative instruments during the first quarter of 2011.

Interest expense decreased 35% to $0.6 million for the first quarter of 2011 compared to $0.9 million for the first quarter of 2010. This resulted from a decrease in borrowings under our senior credit facility. Additionally, the Company capitalized $200 thousand of interest related to assembling the new drilling rig.

Debt and Liquidity

The Company's senior credit facility has a borrowing base of $120 million, with $50.5 million of borrowing capacity available at March 31, 2011. The Company is currently undergoing its spring 2011 borrowing base re-determination process. At March 31, 2011, Warren was, and currently is, in full compliance with all covenants under its senior credit facility.

In announcing the results, Mr. Norman F. Swanton, Chairman and CEO of Warren, observed, "I am pleased that our oil and gas production for the first quarter of 2011 increased by 1 percent, as compared to the first quarter of 2010, and our corresponding oil and gas revenue rose by over 7%. Although we continue to be constrained by regulatory hurdles in California, I am encouraged that newly revised approval procedures and DOGGR organizational improvements have resulted in recent breakthroughs in the approval process. We now expect to receive approvals for several injection wells in the next one to four months. Similarly, after over 3 years, the South Coast AQMD has finally posted our CEQA document for public comment. As we have begun our 2011 drilling program in the WTU with our new rig, I feel confident that we will begin to see more full-scale production in Wilmington during the second half of 2011 and beyond."

Recent Operational Developments

The Company's total capital expenditure budget is $59 million, consisting of $41 million in California and $18 million in Wyoming, which amount represents a 54% increase from 2010. The Company intends to fund 2011 capital expenditures primarily with cash flow from operations.

Wilmington Oil Field in the Los Angeles Basin in California

In March 2011, using its recently purchased drilling rig, the Company began its 2011 drilling program in the Wilmington Townlot Unit ("WTU"). The first well of its 2011 drilling program was a sinusoidal horizontal well in the Upper Terminal "J" sand formation. The well was placed on production on April 21 and is currently producing approximately 70 barrels of oil per day ("BOPD") and 1,400 barrels of water per day. The second well was drilled on the east side of the fault to test potential D1A reserves in the Tar formation. This well was placed on production on May 2, 2011 and is being tested. The Company currently has no reserves booked in the Tar formation on this side of the WTU fault. Warren plans to immediately follow these two new wells by drilling sinusoidal horizontal wells to test the Upper Terminal Hx section and the Ranger formation.

The full-year 2011 WTU capital budget consists of $27.7 million for drilling 14 new producing horizontal wells and 2 water injection wells and $5.9 million for facilities improvements. During 2011, Warren plans to drill 8 Upper Terminal formation sinusoidal horizontal producing wells in the WTU to leverage the success of the first WTU Upper Terminal sinusoidal well. The Company will also drill 5 Ranger sinusoidal horizontal producing wells, one additional Tar formation producing well and 2 Ranger injection wells in the WTU during 2011.

Warren also has budgeted $7.8 million for infrastructure improvements in the North Wilmington Unit ("NWU") in 2011. The Company has previously obtained all necessary permits from the South Coast Air Quality Management District ("AQMD") for the NWU and expects to commence a NWU drilling program in early 2012. Warren owns 100% of the working interest in the NWU.

Net oil production for the first quarter of 2011 totaled 210,000 net barrels (2,328 BOPD).  This represents a 6% decrease from the 223,000 net barrels of oil produced in the first quarter of 2010. Most of the decrease in production was because the Company elected to temporarily shut-in approximately 300 net BOPD, or approximately 110,000 barrels of oil annually, from lower producing, higher water-cut wells, until California DOGGR water injection well permits are obtained. Importantly, newly revised approval requirements and DOGGR organizational improvements have resulted in potential breakthroughs in the approval process. Warren now anticipates approval of several injection wells in the next one to four months. In the interim, the Company has been and will continue hauling water from the WTU to the NWU in order to lessen the impact of delayed injection permits at the WTU.

LOE in California for the first quarter of 2011 averaged $21.77 per net barrel of oil. This increased amount was the result of higher property taxes and accelerated plugging and abandonment of idle wells.

The Company's long-term plan to handle natural gas associated with increasing oil production from the WTU was originally presented to the AQMD in March of 2008. After over three years of analysis, revision and development, Warren's draft Subsequent Mitigated Negative Declaration pursuant to the California Environmental Quality Act ("CEQA") requirements was finally posted for public comment by the AQMD on April 26, 2011. Unless the AQMD extends the 30 day comment period, the public will have until May 25, 2011 to submit comments to the AQMD. Warren and the AQMD will work together to provide the appropriate responses to any comments received. Assuming no additional delays, the document could then be certified and permits issued sometime shortly thereafter. Warren will then begin installing the new processing and gas handling equipment at the WTU.

Atlantic Rim Coalbed Methane Project in the Eastern Washakie Basin, Wyoming

During the first quarter of 2011, gross gas production from the Sun Dog Unit was 1.49 Bcf compared to 1.52 Bcf during the first quarter of 2010, representing a decrease of 2%. Warren's working interest in the Sun Dog Unit is approximately 42%.

For the first quarter of 2011, gross gas production from the Doty Mountain Unit was 1.1 Bcf compared to 0.84 Bcf during the first quarter of 2010, representing an increase of 30%. The increase resulted from successful well fracture stimulation procedures. Warren's working interest in the Doty Mountain Unit is approximately 40%.

During the first quarter of 2011, gross gas production from the Catalina Unit in the Atlantic Rim project was 2.07 Bcf compared to 2.5 Bcf during the first quarter of 2010, representing a decrease of 15%. Currently, the Company owns approximately 8% working interest in the Catalina Unit. Warren expects its working interest percentage to increase to approximately 17% as the Catalina Unit is developed on our acreage.

Warren and the other working interest owners are in the process of forming the new larger Spyglass Hill Unit in the Atlantic Rim area. The Spyglass Hill Unit covers approximately 113,000 acres and will include the areas previously committed to the Doty Mountain, Sun Dog, Jack Sparrow, and Brown Cow Units, as well as all additional leases in the southern portion of the project area. This new unit will allow for better location and placement of wells, more efficient development of resources, increased utilization of existing water and gas transportation infrastructure and better protection of leases and acreage in the area. The Catalina Unit will remain unaffected by the formation of the Spyglass Hill Unit. It is anticipated the Bureau of Land Management may require the drilling of approximately 25 CBM wells per year, which is about the same number required under the separate units collectively.

The Atlantic Rim CBM capital budget for 2011 includes $10 million to drill approximately 25 gross (10.3 net) new CBM wells and $2 million for related infrastructure costs. The Company also expects to participate in the drilling of additional Catalina Unit wells for approximately $3 million.

Niobrara Shale Formation in Wyoming

Warren owns certain deep rights in a portion of the Atlantic Rim CBM Project, including approximately 80,000 net acres that are potentially prospective for Niobrara Shale oil production. The acreage is primarily located in the southern portion of the Eastern Washakie Basin in Wyoming and is adjacent to the Colorado border.

Warren estimates that its Niobrara Shale formation is at depths between 4,000 and 10,000 feet. Niobrara Shale oil wells that have been developed in southern Wyoming and northern Colorado are typically drilled vertically or horizontally with multiple-stage completions and stimulations. The Company is budgeting $3 million for drilling an exploratory horizontal oil well in the second half of 2011. The Company is also considering other possibilities for developing the Niobrara Shale formation, including joint ventures, cooperative development agreements and joint participation agreements.

Warren also owns leases covering approximately 34,000 gross acres (24,000 net acres) of shallow and deep rights, that are located outside of, but are not part of, the Spyglass Hill Unit discussed above. The Company is currently evaluating its options regarding this acreage.

2011 GUIDANCE

Warren provides the following forecast for net production and capital expenditures based on the information available at the time of this release. Please see the forward-looking statement at the end of this release for more discussion of the inherent limitations of this information.

	Second Quarter ending June 30, 2011	Year ending December 31, 2011

Production:
Oil (MBbl)	200 – 225	875 – 975
Gas (MMcf)	1,150 – 1,250	4,700 – 5,100
Oil Equivalent (BOE)	392 – 433	1,658 – 1,825
Capex Budget (in millions):		$59.0

Financial and Statistical Data Tables

Following are financial highlights for the comparative first quarters ended March 31, 2011 and 2010. All production volumes and dollars are expressed on a net revenue interest basis.

Warren Resources, Inc.
Consolidated Statements Of Operations

	Three Months Ended March 31,
	2011	2010
	(in thousands, except per share information)
Operating Revenues
Oil and gas sales	$23,180	$21,589

Operating Expenses
Lease operating expenses	7,735	7,231
Depreciation, depletion and amortization	6,129	4,783
General and administrative	3,563	3,452

Total operating expenses	17,427	15,466

Income from operations	5,753	6,123

Other income (expense)
Interest and other income	19	38
Interest expense	(571)	(872)
Gain (loss) on derivative financial instruments	(5,772)	1,894

Total other income (expense)	(6,324)	1,060

Income (loss) before income taxes	(571)	7,183

Deferred income tax expense (benefit)	5	(3)

Net income (loss)	(576)	7,186

Less dividends and accretion on preferred shares	3	11

Net income (loss) applicable to common stockholders	$(579)	$7,175

Income (loss) per share - Basic	$(0.01)	$0.10
Income (loss) per share - Diluted	$(0.01)	$0.10

Weighted average common shares outstanding - Basic	70,742	70,084
Weighted average common shares outstanding - Diluted	70,742	71,205

Production:
Gas - MMcf	1,177	1,072
Oil - MBbls	210	223
Total Equivalents (MBoe)	406	401

Realized Prices:
Gas - Mcf	$4.15	$5.50
Oil - Bbl	87.33	70.52
Total Equivalents (Boe)	$57.14	$53.80

	Three Months Ended March 31,
	2011	2010
	(in thousands)
Net cash flow provided by operating activities:
Cash flow from operations	$7,667	$7,988
Changes in working capital accounts	$1,931	$2,289
Cash flow from operations before working capital changes	$9,597	$10,278

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. Some factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to, the timing and extent of changes in oil and gas prices, the availability of capital and credit market conditions, reserve and production estimates, the timing and results of drilling and other development activities, planned capital expenditures, the availability and cost of obtaining equipment and technical personnel, risks associated with the availability of acceptable transportation arrangements and the possibility of unanticipated operational problems, governmental regulations and permitting, delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, and pipeline curtailments by other parties. All forward-looking statements are made only as of the date hereof and the Company undertakes no obligation to update any such statement. Further information on risks and uncertainties that may affect Warren's operations and financial performance, and the forward-looking statements made herein, is available in the Company's public filings with the Securities and Exchange Commission (www.sec.gov).

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the exploration and development of domestic oil and natural gas reserves. Warren's activities are primarily focused on oil in the Wilmington field in California and natural gas in the Washakie Basin in Wyoming. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., has offices in Long Beach, California and Casper, Wyoming.

CONTACT: Warren Resources, Inc.
         Media Contact: David Fleming, 212-697-9660